LINDE PLC
INSIDER TRADING POLICY

The Need for a Policy

The purchase and sale of securities while possessing Inside Information (as defined below) is prohibited by U.S. federal securities laws. In addition, these laws prohibit disclosing such information to others who may trade in such securities. In the course of performing their duties, many directors, officers and employees of Linde plc (“Linde” or the “Company”) and of its subsidiaries and affiliates have access to Inside Information about Linde or about Linde’s business (including information about other companies with which Linde does or may do business).

Linde has adopted this Policy to avoid even the appearance of improper conduct on the part of any directors, officers and employees of Linde and its subsidiaries and affiliates. This Policy is designed to protect and enhance the reputation of Linde and its employees for integrity, ethical conduct and good corporate citizenship.

Statement of Policy

No Trading Based On Inside Information. No director, officer, or employee who has Inside Information relating to Linde may buy or sell securities of Linde, directly or indirectly through family members or other persons or entities or engage in any other action to take personal advantage of that information. Certain Insiders (as defined in this Policy) shall be subject to additional trading restrictions and procedures as further described in this Policy, including trading windows and transaction preclearance. Linde itself is prohibited from trading at any time in any securities of Linde on the basis of Inside Information, consistent with applicable law.

No Tipping Inside Information. No director, officer, or employee may provide Inside Information about Linde to any person (except to other employees and third-party professional advisers who need to know the information to perform their duties) or, while in possession of Inside Information about Linde, suggest or otherwise recommend that any such person buy or sell securities of Linde or engage in any other action to take advantage of that information.

No Exceptions. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided in order to preserve Linde’s reputation for adhering to the highest standards of conduct.

Inside Information. For purposes of this Policy, “Inside Information” is information (i) relating, directly or indirectly, to a listed company or financial instruments, (ii) which a reasonable investor would be likely to use as part of the basis of his or her investment decisions because of its significant effect on prices, and (iii) which has not been made public, i.e., broadly disclosed to the marketplace such that the marketplace has had time to absorb the information. Further information is provided in this Policy about what constitutes Inside Information but this legal concept can be complex and fact-specific. Those persons subject to this Policy are required to consult with the legal department if ever in doubt of whether they are in possession of Inside Information and must refrain from trading (and from further disclosing the information) until those doubts are resolved with the assistance of counsel.

Some examples of information that a reasonable investor may use depending on the circumstances is information in connection with:

(1)earnings forecast or changes therein;
(2)significant new product or discovery;
(3)significant merger, acquisition, divestiture or joint venture;
(4)declaration or omission of dividends or change in dividend policy;
(5)stock split or stock dividend;
(6)significant change in capital investment plans;
(7)purchase or sale of a significant asset;
(8)change in control or a significant change in management;
(9)acquisition or loss of a significant contract;
(10)significant change in product pricing or physical volume;
(11)significant expansion or curtailment of operations; layoffs;
(12)significant increase or decline in orders;
(13)significant litigation or government investigation;
(14)significant labor dispute;
(15)significant dispute with major suppliers, customers or subcontractors;
(16)significant write-off or loss;
(17)significant change in prior reported earnings;
(18)significant shortage of materials or supplies;
(19)significant cost overrun on major construction;
(20)borrowing of significant amount of funds;
(21)sale of a significant amount of additional securities;
(22)establishment of a stock repurchase program;
(23)tender offer for another company’s securities; and
(24)significant liquidity problems.

Reporting of Disclosures and Violations. If Inside Information is disclosed, inadvertently or otherwise, no matter what the circumstances, by any person or means, the person making or discovering that disclosure should immediately report the facts to the Chief Legal Officer and/or General Counsel so as to allow an assessment of the potential impact to the Company and to allow the Company to comply with its potential disclosure obligations. Likewise, any potential insider trading violation or discovery of a potential violation should be immediately reported to the Chief Legal Officer and/or General Counsel.

Scope of Policy

Transactions By Related Parties. The restrictions described in this Policy apply also to the following (collectively referred to as “Related Parties”): (a) a spouse or a partner considered to be equivalent to a spouse in accordance with applicable national or state law; (b) a dependent child, in accordance with applicable national or state law; (c) any family member who shares your household;

(d) any legal person (e.g., a corporation), partnership, trust or estate the managerial responsibilities of which are discharged by you or by a person described under clauses (a) to (c) or which is directly or indirectly controlled by you or such a person, or which is set up for the benefit of you or such a person, or the economic interests of which are substantially equivalent to yours or to those of such a person. You are responsible for advising your Related Parties of the requirements of this Policy.

Post-Employment or Service. This Policy continues to apply after termination of employment or service with Linde to the extent that the former employee or director is in possession of Inside Information at the time of termination. In such case, no trading may take place until the information becomes public or ceases to be material.

Securities and Transactions Covered. The “securities” covered by this Policy and U.S. federal securities laws and rules include not only Linde’s Ordinary Shares and debt securities, but also derivative securities such as options, stock appreciation rights, exchange traded options, puts and calls and any other security that relates to, or derives its value by reference to, Linde’s Ordinary Shares or debt securities. Therefore, each individual must avoid any actions which may result in indirect transactions involving Linde securities during any periods of time that the individual is in possession of Inside Information. In addition, as set forth below, Insiders (as defined below) may not engage in transactions in derivative securities related to Linde’s Ordinary Shares or debt securities.

References to “trading” and “transactions” mean broadly any purchase, sale or other transaction, including cancellation of transactions, market option exercises, gifts or other contributions, and certain transactions under Company-sponsored plans.

Transactions Under Company Plans. The prohibition to trade outside the regularly scheduled trading window period (set forth below), and the Insider preclearance requirements below, apply to certain Company plan transactions as follows:

•Stock Option Exercises. The preclearance requirements apply to exercising options. The trading restrictions apply to exercising stock options and to any sale of Ordinary Shares received upon exercise, and to a broker-assisted cashless exercise of a stock option and the market sale of Ordinary Shares to raise cash to fund the exercise.

•Restricted Stock and Restricted Stock Units. The trading restrictions and preclearance requirements apply to withholding of shares under such awards to cover applicable tax withholding. Any withholding of shares to cover applicable taxes shall be effected through direct withholding by the Company and not through a market transaction.
•Dividend Reinvestment Plan Transactions. The trading restrictions and preclearance requirements do not apply to ongoing purchases of Linde Ordinary Shares by pre- established, automatic reinvestment of cash dividends under any Company dividend reinvestment and stock purchase plan (“DRISP”). However, preclearance is required for
(a) other DRISP voluntary purchases of Linde Ordinary Shares resulting from additional cash contributions, (b) any initial election to participate in the DRISP, (c) any sale of Ordinary Shares purchased pursuant to the DRISP and (d) any cancellation or amendment of the Insider’s participation during a closed period.

•Company 401(k) Retirement Savings Plan Transactions. The trading restrictions and preclearance requirements do not apply to purchases in the Company stock fund in any 401(k) Retirement Savings Plan of the Company or any of its subsidiaries resulting from ongoing pre-established, automatic, periodic employee payroll contributions or Company matching contributions. However, the preclearance requirements do apply to the following elections under the Company 401(k) Retirement Savings Plan: (i) increasing or decreasing periodic contributions allocated to purchase Company Ordinary Shares;
(ii) intra-plan transfers of an existing balance in or out of a Company Ordinary Shares fund; (iii) borrowing money against the account if the loan results in selling any portion of a Company Ordinary Shares fund (as it commonly does); and (iv) pre-paying a loan if the pre-payment results in allocating the proceeds to a Company Ordinary Shares fund (as it commonly does).

Related Company Policies

Confidentiality Obligations. This Policy is designed to avoid misuse of Inside Information in violation of securities laws. However, these restrictions are in addition to, and in no way alter, the general obligation that each director and employee of the Company and any of its subsidiaries and affiliates has to maintain the confidentiality of all proprietary information concerning the Company and its business. No such information may be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as may be authorized in advance; provided that nothing in this Policy shall prevent disclosure to government or regulatory entities in accordance with the Company’s Whistleblower Policy or similar policy or applicable law.

Public disclosure of Inside Information. U.S. SEC Regulation FD prohibits selective disclosure of Inside Information about the Company. The Company has policies and procedures for releasing Inside Information to the public. These policies and procedures ensure that such information is disclosed only by designated Company spokespersons and that it is broadly and publicly disseminated as legally required. No employee may disclose Inside Information to any person outside the Company, except in accordance with such policies and procedures. This prohibition extends to discussions concerning the Company and its business in Internet chat rooms, social media or similar forums.

Information about Other Companies. Linde’s Standards of Business Integrity require that employees keep confidential any nonpublic information obtained in the course of their employment with Linde relating to any other company, including other affiliated listed group
Companies and customer, supplier or any other company with which Linde may be negotiating a transaction or business combination. Any trading in the securities of that company while in possession of such nonpublic information, if material and obtained in trust out of Linde’s interactions with that company, would likely be a violation of U.S. federal securities laws.

Insider Trading Windows and Procedures

Persons Subject to Supplemental Trading Restrictions and Procedures (“Insiders”). All directors and elected officers of the Company shall be deemed to be “Insiders” for purposes of this Policy. In addition, the Chief Legal Officer and/or General Counsel shall, from time-to-time, designate as Insiders certain other officers and employees who are likely to be routinely exposed to Inside Information. The following supplemental trading restrictions and procedures are intended to prevent any inadvertent violations, or the appearance of a violation, of U.S. federal securities laws for the protection of both the Insider and the Company.

Trading Window Periods. Insiders may engage in transactions in Linde securities only during open window periods beginning two trading days after the public release of quarterly or annual financial results in a press release or similar means of distribution and ending approximately 30 calendar days thereafter, as determined by the Chief Legal Officer. The date of the public release shall count as a trading day after the release if the release occurs before 12:00 PM. However, no Insider may buy or sell or engage in other transactions in Linde securities even during an open window period if he or she is in possession of Inside Information relating to Linde.

In addition, Linde may, from time to time, determine that trading in the Company’s securities is inappropriate, e.g. because Linde is in possession of and is delaying the public disclosure of Inside Information in accordance with applicable law, and may impose a trading blackout period at any time, including during some or all of a regularly scheduled trading window period. Those persons subject to these blackout requirements will receive notice of any such blackout period.

Preclearance of Trades. To aid in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result from, for example, an Insider engaging in a trade while unaware of a pending major development), the procedure set forth below must be followed by Insiders.

All transactions in Linde securities (acquisitions, dispositions, transfers, etc.) by any Insider (whether in relation to Company-sponsored plans or options or to stock held in brokerage or other personal accounts) must be precleared by the Chief Legal Officer and/or General Counsel or his or her designee(s). In addition, for directors and those officers who must file such forms, preclearance of trades also enables the timely preparation and filing of a Form 4 under U.S. securities laws and, if a sale of securities is involved, to assist the director or officer with a Form 144 under U.S. securities laws.
Company Plan Blocks. The Company may impose automatic blocks of transactions in Company securities by Insiders under Company plans and programs. This includes stock options and restricted stock and any Company or affiliate 401(k) Retirement Savings Plan. If such blocks are imposed, the affected persons will not be able to engage in transactions until the General Counsel or his or her designee(s) clears the transactions with the plan or program administrators.

Additional Restrictions and Requirements

Certain Prohibited Transactions. For compensation policy, conflicts of interest, and other reasons, Linde believes that it is improper and inappropriate for Insiders to engage in short-term or speculative transactions involving Linde’s securities. Therefore, Insiders may not engage in any of the following activities:

1.Margin Accounts and Pledges of Company securities. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan.

2.Short sales (i.e., selling stock not owned and borrowing the shares to make delivery). Note that the SEC effectively prohibits officers and directors from selling Company stock short. This policy expands this rule to cover all Insiders.

3.Derivatives. Insiders may not engage in any hedging or other risk-shifting transactions related to Linde’s stock or otherwise buy or sell options including puts, calls or other derivatives in respect of securities of the Company.

Notification Requirements (Section 16 of the U.S. Securities Exchange Act of 1934). The Company has separate policies and procedures for directors and senior officers who are subject to notification requirements under Section 16 of the U.S. Securities Exchange Act of 1934. This Policy is in addition to such rules and policies.

SEC Rule 144 Requirements. All directors and Section 16 officers must comply with SEC Rule 144 when selling Company securities and it is advisable for that purpose that a Form 144 be filed with the SEC before the sale. When a transaction is pre-cleared, the legal department will ensure that all Rule 144 requirements are met, including the filing, prior to the transaction being executed. In some cases, this will require legal department coordination with the Insiders’ broker.

SEC Rule 10b5-1 Plans. SEC Rule 10b5-1 provides a safe harbor defense against insider trading liability under U.S. securities laws for trades that are made pursuant to a pre-arranged trading plan that meets specified conditions. The trading plans must be properly documented, and all of the procedural conditions of the rule must be satisfied to avoid liability under U.S. securities laws. Insiders must obtain the prior approval of the Chief Legal Officer and/or General Counsel before establishing such a plan.

Additional Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the legal department. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each director, officer and employee possessing Inside Information.